Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

Covance Central Laboratory Services Ranks No. 1
In Global Investigator Satisfaction for the Third Consecutive Time

New study also shows that investigators are more willing to work with a sponsor when the sponsor chooses their preferred central lab

BURLINGTON, N.C. , October 25, 2016 -- An independent report has established that physician clinical-trial investigators identify Covance Central Laboratory Services as their "most preferred" central laboratory more than three times as often as the nearest competitor. Covance is the drug development business of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH). The physicians also reported having the "best overall relationship" with Covance, rating it 8.6 on a 10-point scale.

“Covance’s central lab is a market leader with an unmatched scope of services, especially with the addition of LabCorp’s esoteric-testing expertise over the past two years,” said John Ratliff, chief executive officer of Covance. “It is extremely gratifying to see that physician investigators recognize our leadership and our differentiation from competitors. The strength of our central lab is key to fulfilling our mission to improve health and lives.”

The Life Science Strategy Group (LSSG), a leading strategic consulting firm to the CRO industry, recently published the results of the 2016 update to its benchmark 2011 and 2013 studies. The global survey of more than 250 clinical-trial investigators located around the globe, “Clinical Trial Investigator Satisfaction and Central Laboratory Performance,” found that Covance holds a 60 percent preference share among the respondents. Covance ranked first in the survey across the most important metrics of central-lab-services satisfaction: investigator training, customer service and kit management. Covance also ranked first overall in the prior two studies.

The report also showed a clear link between overall investigator satisfaction and sponsors' choice of central laboratory. More than ninety percent of investigators stated that they are more willing to work with a sponsor when the sponsor has selected the investigator’s preferred laboratory, and that the choice of the right central lab impacts their success.

"We’re passionate about helping our clients bring innovative medicines to patients faster,” said Paul Kirchgraber, M.D., MBA, vice president and global general manager for Covance’s central laboratory. “Maintaining the highest levels of investigator satisfaction is critical to helping sponsors find solutions to patient-recruitment challenges. Covance looks for every opportunity to strengthen our partnership with investigators and biopharmaceutical sponsors at every stage of the drug development process.”

Study Details
The Life Science Strategy Group questioned physicians who actively participate in pharmaceutical industry-sponsored clinical trials with a survey, Clinical Trial Investigator Satisfaction and Central Laboratory Performance, during the months of August and September.

Participants were prescreened to ensure a high level of involvement and/or key decision-making authority for their investigative site. Multiple global geographies and practice settings were represented, as were more than 20 medical specialties. The mean experience level in a clinical trial setting was 15 years. The study, based on a survey of 251 clinical-trial investigators globally, is an update of a similar study that Life Science Strategy Group first conducted in 2011, and again in 2013. Covance Central Laboratory

Services ranked first in each of these studies, further expanding its leadership position in this most recent survey. To learn more about the study or to download sample pages from the report, visit www.lifesciencestrategy.com.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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